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                                                                    EXHIBIT 23.1

CONSENT OF KPMG LLP


The Board of Directors
LiveWorld, Inc.:

     We consent to incorporation by reference in the registration statements (No. 333-38468 and 333-94183) on Form S-8 of LiveWorld, Inc. of our report dated March 15, 2002 relating to the balance sheets of LiveWorld, Inc. as of December 31, 2001, and 2000, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, and related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of LiveWorld, Inc.

     Our report dated March 15, 2002, contains an explanatory paragraph which states that the Company's recurring net loss, amounts of cash used in operating activities, and accumulated deficit raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California
March 22, 2002